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                                                                    Exhibit 11.1


                            CENTURY ALUMINUM COMPANY
             Statement Re: Calculation of Earnings Per Common Share
                      (in Thousands, Except Per Share Data)
                                   (Unaudited)

                                                                                      Three months ended
                                                                                           March 31,
                                                                                  ---------------------------
                                                                                    1996               1995
                                                                                  --------           --------
Weighted average shares of Common Stock
     outstanding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23,120             23,120
                                                                                  =======            =======
Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $ 9,179            $24,030

Earnings per share of Common Stock and
     Common Stock equivalents . . . . . . . . . . . . . . . . . . . . . . . . .   $  0.40            $  1.04
                                                                                  =======            =======



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